Exhibit 7.2

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement dated as of January 27, 2011 (the “Agreement”), is entered into between 99¢ Only Stores, a California corporation (the Company”), and Leonard Green & Partners, L.P., a Limited Partnership (“Counterparty”). Each of the Company and Counterparty are referred to herein as a “Party.”

RECITALS

A. Counterparty is evaluating, together with certain members of the Gold family and the Company’s CEO, a possible negotiated transaction (a “Possible Transaction”) involving the Company, and has requested access to certain information concerning the Company.

B. The Company requires, as a condition to providing such information to Counterparty or its Representatives, that any information provided by it or on its behalf to Counterparty or its Representatives shall be kept strictly confidential, and that Counterparty agrees to certain other restrictions and agreements, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of a specified person shall mean any corporation or other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person specified. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity.

(b) “Representatives” means a Party’s officers, directors, employees, legal counsel, financial advisors and, in the case of Counterparty, any consultant to Counterparty who has been pre-approved in writing by the Company.

(c) “Restriction Period” means the period commencing on the date hereof and ending on the date that is 18 months from the date hereof.

(d) “Review Material” means any and all information, data, and analyses, whether written or oral, and any and all documents and materials, furnished by the Company or its Representatives to Counterparty or its Representatives relating to a Possible Transaction or furnished in connection with the consideration of a Possible Transaction, and any and all analyses, compilations, studies, documents, or other material prepared by Counterparty or its Representatives containing or based in whole or in part upon such information, data, and analyses, documents, and materials (“Counterparty Materials”), but does not include information, data, analyses, documents, or materials that (i) is when furnished or thereafter becomes available to the public other than as a result of a disclosure by Counterparty or its Representatives, or (ii) is already in the possession of or becomes available to Counterparty or its Representatives on a non-confidential basis from a source other than the Company, any of its Affiliates, or any of its or its Affiliates’ Representatives, provided that, to the knowledge of Counterparty, such source is in lawful possession of such information, data, analyses, documents or materials and is not and was not bound by an obligation of confidentiality to the Company, any of its Affiliates, or any of its or its Affiliates’ Representatives, or (iii) Counterparty can demonstrate has been independently developed by it or its Representatives without a violation of this Agreement.

ARTICLE 2

CONFIDENTIALITY

Section 2.1 Confidentiality Obligation. Except as otherwise contemplated in Section 2.2, Counterparty shall, and shall cause its Representatives to, (a) keep strictly confidential and use its best efforts to protect against and prevent the disclosure of (i) the fact that the Parties have entered into this Agreement and/or that the Company may or has provided information hereunder, (ii) the fact that discussions or negotiations are taking place or have taken place, if any take place, concerning a Possible Transaction, (iii) all of the terms, conditions, or other facts with respect to any Possible Transaction, including the existence or status thereof, and (iv) all Review Material; and (b) use all Review Material solely for the purpose of evaluating a Possible Transaction, and not, directly or indirectly, for any competing business or purpose or in any other way detrimental or adverse to the Company or its business or properties; provided, however, that Counterparty may disclose facts, terms, and conditions referred to in clause (a) above and any Review Material to those of its Representatives who need to know such information for the purpose of evaluating a Possible Transaction if, but only if, prior to being told of such matters or being given access to any Review Material, the applicable Representative is informed of the confidential nature of the Review Material and agrees to be bound by the terms of this Agreement as if it were a party hereto. Counterparty agrees that all contacts and communications regarding Review Material or other matters related to this Agreement shall be submitted or directed solely to either the Company’s Chief Financial Officer or its Chief Legal Officer, or such other person, if any, as the Company may designate in writing from time to time.

Section 2.2 Compelled Disclosure.

(a) If Counterparty or its Representative becomes subject to a bona fide requirement (by deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Review Material, or any part thereof, or any other matter required by Section 2.1 to be kept confidential, it (i) will promptly notify the Company of the existence, terms, and circumstances of such requirement(s) so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and (ii) will, and will cause its Representatives to, cooperate fully with the Company in seeking a protective order or other assurance that confidential treatment will be accorded to the disclosed Review Material or other such matter.

(b) If Counterparty or any of its Representatives that has complied with Section 2.2(a) is compelled, in the reasonable opinion of its legal counsel, to make disclosure in response to a requirement described in Section 2.2(a) or else stand liable for contempt or suffer other censure or penalty, it may make such disclosure without liability hereunder notwithstanding the absence of a protective order or waiver of compliance hereunder, provided that the Company is informed of this fact as set forth herein as soon as, and to the extent, legally permissible.

Section 2.3 Ownership and Return of Information. All Review Material other than Counterparty Materials shall be and remain the property of the Company. Nothing in this Agreement shall be construed as granting any rights in or to Review Material other than Counterparty Materials to Counterparty or any of its Representatives receiving it. Upon the request of the Company, all Review Material, including all copies thereof and all notes or other writings or documents containing any of its terms or provisions, shall be promptly returned to the Company or destroyed, and if destroyed, such destruction shall be certified in writing to the Company. Notwithstanding the return or destruction of Review Material, Counterparty and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

Section 2.4 No Representation or Warranty. The Company makes no representation or warranty, express or implied, as to the accuracy or completeness of any Review Material. Neither the Company nor its Representatives shall have any liability to Counterparty or its Representatives relating to or arising from Counterparty’s (or its Representatives’) use of or reliance upon Review Material, or for any errors or omissions therefrom. For the avoidance of doubt, the Parties hereby acknowledge and agree that neither this Agreement nor any Review Material shall be deemed to constitute the solicitation of an offer to buy any security or an offer to sell any security.

Section 2.5 Responsibility for Representatives. Counterparty will be responsible for any breach of this Agreement by its Representatives.

Section 2.6 No Commitment. Counterparty acknowledges that the Company has made no decision to pursue a Possible Transaction. Unless and until this Agreement is expressly amended or superseded in writing signed by both Parties, a Party shall not be under any obligation of any kind whatsoever with respect to a Possible Transaction by virtue of this Agreement or any written or oral statement with respect to a Possible Transaction by the Party or its Representatives, except for the matters specifically agreed to by the Company and Counterparty in this Agreement. The Company reserves the right, in its sole and absolute discretion, at any time and for any or no reason, to terminate any discussions or negotiations (if any take place) with respect to a Possible Transaction, to determine not to furnish or to stop furnishing Review Material to Counterparty or its Representatives, and to reject any and all proposals (if any are made) with respect to a Possible Transaction.

Section 2.7 Other Agreements. Counterparty represents that neither it nor any of its Representatives have entered into, directly or indirectly, any agreements or understandings with any person (other than its Representatives) with respect to a possible transaction involving the Company. Counterparty agrees that, without the prior written consent of the Company, neither it nor any of its Representatives will enter into, directly or indirectly, any discussions, negotiations, agreements or understandings with any person (other than any of its Representatives and members of the Gold family and the Company’s CEO and their Representatives), with respect to a possible transaction involving the Company.

ARTICLE 3

CERTAIN RESTRICTIONS

Section 3.1 Non-Solicitation of Employees. Until the Restriction Period expires, Counterparty will not, nor will it permit any of its Affiliates to, without the Company’s prior written consent, directly or indirectly solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with your evaluation of a Possible Transaction, or solicit, induce or otherwise encourage any such person to discontinue or cancel his or her relationship (contractual or otherwise) with the Company, provided, however, that the foregoing provision shall not prevent Counterparty or its Affiliates from employing any such person who contacts Counterparty or such Affiliate on his or her own initiative or as a result of a general advertising and without any direct or indirect solicitation by Counterparty or its Affiliates.

Section 3.2 Restrictions on Certain Actions.

(a) From and after the date hereof, until the Restriction Period expires, Counterparty agrees that it will not, nor will it permit any of its Affiliates to, without the Company’s prior written approval, singly or as part of a group, directly or indirectly, beneficially or otherwise, own (other than the shares of Company common stock owned of record as of the date hereof by Counterparty or any of its affiliated funds), acquire or propose to acquire, by purchase, exchange, conversion or otherwise, any of the securities of the Company or material assets of the Company or any interest in any indebtedness of the Company or any rights or options to acquire, or that are otherwise related to or have a value derived from, any such securities or any such material assets or any such interests.

(b) Until the Restriction Period expires, unless specifically invited in writing by the Company, Counterparty agrees that it will not, nor will it permit any of its Affiliates to, make any public announcement with respect to (i) any form of merger, tender or exchange offer, consolidation, business combination, change of control or other similar transaction with respect to the Company, (ii) any request to amend, waive or terminate the provisions of this Agreement, or (iii) any proposal or other statement inconsistent with the terms of this Agreement.

Section 3.3 Material Non-Public Information. Counterparty represents that it is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, that the Review Material may contain material non-public information relating to the Company’s securities, and that there may consequently be restrictions imposed upon, or potential liability for, Counterparty and its Representatives, or their respective affiliates, by the Securities Exchange Act of 1934, as amended, and other similar market abuse and/or insider trading laws and regulations and any applicable listing rules related to the purchase or sale of such securities by any person who has received such information, the giving of advice or encouragement to any person to purchase or sell such securities, advising or encouraging any person to give advice or encouragement to another person to purchase or sell such securities, or the communication of such information to any other person who will or is likely to, or may, purchase or sell such securities under circumstances that would result in a violation of the foregoing laws or rules.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Enforcement. Counterparty acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, without the necessity of furnishing a bond of any type, and Counterparty will not oppose the granting of such relief on the grounds that an adequate remedy at law exists, this entitlement being in addition to any other remedy to which the Company may be entitled by law or in equity. No failure or delay on the part of the Company in the exercise of any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege, preclude other or further exercise thereof or of any other right, power or privilege.

Section 4.2 Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties.

Section 4.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the Parties that they would have executed the remaining provisions without including any that may be held unenforceable.

Section 4.4 Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

Section 4.5 Counterparts. This Agreement may be executed in two or more counterparts, each such executed counterpart being an original instrument but together constituting one agreement.

Section 4.6 Notices. Any notices, consents, requests, instructions, approvals and other communications required or permitted to be given, served or delivered pursuant to this Agreement shall be deemed to have been given, served or delivered (a) on the second business day after being deposited in the United States mail, registered or certified and with proper postage prepaid, (b) on the first business day after being deposited with Federal Express or any other recognized overnight courier services with proper fees prepaid or (c) on the business day on which it is sent and received by fax, if to the Company:

99¢ Only Stores

4000 East Union Pacific Avenue

City of Commerce, CA 90023

Attention: Russell Wolpert

Fax: 323-307-9611

with a copy to:

Munger, Tolles & Olson, LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attention: Mary Ann Todd

Fax: (213) 683-4020

if to Counterparty:

Leonard Green & Partners, L.P.

11111 Santa Monica Blvd, Suite 2000

Los Angeles, CA 90025

Attention: James D. Halper

Fax: (310) 954-0404

with a copy to:

Latham & Watkins, L.L.P.

885 Third Avenue, Suite 1000

New York, NY 10022

Attention: Howard A. Sobel

Fax: (212) 751-4864

or to such other address or fax number as any party may, from time to time, designate in a written notice given in a like manner.

Section 4.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns, but shall not be assignable by either Party without the prior written consent of the other Party.

Section 4.8. Choice of Law/Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of California, without giving effect to the conflict of laws principles thereof. Each Party hereby submits to personal jurisdiction before any court of proper subject matter jurisdiction located in Los Angeles, California, to enforce the terms of this Agreement and waives any and all objections to the jurisdiction and proper venue of such courts.

Section 4.9. No Third Party Beneficiaries. There are no intended third party beneficiaries to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

99¢ Only Stores

By:	/S/ RUSSELL WOLPERT
Its:	Chief Legal Officer

Leonard Green & Partners, L.P. By: LGP Management, Inc.

By:	/S/ KEITH P. COLLINS
Its:	Associate